UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2007

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2007, the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) voted to appoint Dr. Renato Fuchs, Ph.D. as a director of the Company, effective upon acceptance of the offer to join the Board. On June 13, 2007, Dr. Fuchs accepted the offer.

Dr. Fuchs was the Senior Vice President, Manufacturing and Technical Operations of Altus Pharmaceuticals, Inc. from August 2006 to June 2007. From March 2002 to August 2006, Dr. Fuchs was Senior Vice President, Manufacturing and Operations at Shire HGT (previously Transkaryotic Therapies, Inc.), where he was responsible for manufacturing, materials management, process development and engineering operations. Previously, he spent nine years at Chiron Corporation, most recently as Senior Vice President of BioPharmaceuticals, with responsibility for overseeing and coordinating critical domestic and international projects, including the management of external collaborations. From 1988 to 1993, Dr. Fuchs held advancing Vice President-level positions at Centocor, Inc. where he was instrumental in developing the antibody manufacturing technology. Prior to 1998, Dr. Fuchs spent 15 years at Schering-Plough Corporation developing antibiotic manufacturing processes and pioneering the development and manufacturing of recombinant proteins. Dr. Fuchs received a B.S. in Chemical Engineering from the Universidad del Valle, Cali, Colombia and an M.S. and Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

On June 13, 2007, the Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to Dr. Fuchs. The option will be granted under the Company’s 2004 Equity Compensation Plan, as amended and restated effective June 13, 2007, and will be governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company. The option will be fully vested on June 13, 2008 and has an exercise price per share of $15.68, the closing price per share of the Company’s common stock on the NASDAQ Global Market on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: June 19, 2007	By:	/s/ Jennifer Evans Stacey
Jennifer Evans Stacey, Esq.
Executive Vice President, General Counsel, Human Resources and Secretary